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                                                                     Exhibit (n)

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement of Eaton Vance Tax-Advantaged Dividend Income Fund on Form N-2 filed by the Fund under the Securities Act of 1933, as amended (the "Act") (Registration No. 333-107050) and under the Investment Company Act of 1940, as amended (the "1940 Act") (Registration No. 811-21400) of our report dated September 11, 2003, relating to the financial statements of Eaton Vance Tax-Advantaged Dividend Income Fund as of September 10, 2003 in the Statement of Additional Information which is part of such registration statement.

We also consent to the references to our Firm under the heading "Independent auditors" in the Prospectus and Statement of Additional Information.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 23, 2003